Exhibit 4.1

SUPPLEMENTAL INDENTURE

MTR GAMING GROUP, INC.,
as Issuer

and

THE GUARANTORS
NAMED HEREIN

9.75% SENIOR NOTES DUE 2010

Supplemental Indenture
Dated as of June 15, 2007

Supplementing the Indenture
Dated as of March 25, 2003
(as supplemented as of July 31, 2003, April 23, 2004,
January 11, 2006, May 12, 2006, May 17, 2006 and June 1, 2007)

WELLS FARGO BANK, N.A.,
as Trustee

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 15, 2007 (the “Effective Date”), among MTR Gaming Group, Inc., a Delaware corporation (the “Issuer”), the guarantors executing this Supplemental Indenture (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), under the Indenture dated as of March 25, 2003, (as supplemented as of July 31, 2003, April 23, 2004, January 11, 2006, May 12, 2006, May 17, 2006 and June 1, 2007 (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, MTR, the Trustee and the Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Issuer of 9.75% Senior Notes due 2010 (the “Notes”);

WHEREAS, MTR has solicited consents from the Holders of the Notes to a certain proposed amendment to the Indenture, in accordance with the terms and conditions of a Consent Solicitation Statement, dated June 4, 2007 (the “Solicitation Statement”);

WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes in accordance with Section 9.2 of the Indenture;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed amendment set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Boards of Directors of the Issuer and the Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 11.4 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENT

SECTION 1.01. Amendment of Section 4.11. The third paragraph of Section 4.11 entitled “Limitation on Incurrence of Additional Indebtedness” is hereby amended to read in its entirety as follows:

In addition, the foregoing limitations of the first paragraph of this Section 4.11 will not prohibit:

(a)           if no Event of Default shall have occurred and be continuing, the Company’s incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $10,000,000; and

(b)           the Company’s incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, replace or refund such Indebtedness) of up to

$135,000,000, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to Section 4.13 or (2) assumed by a transferee in an Asset Sale.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Reference to and Effect on the Indenture. On and after the Effective Date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires. The Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 2.02. Governing Law. Section 11.8 of the Indenture shall apply to this Supplemental Indenture.

SECTION 2.03. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

SECTION 2.04. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of MTR, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 2.05. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

SECTION 2.06. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

ISSUER:

MTR GAMING GROUP, INC.

By:	/s/ Edson R. Arneault
Name: Edson R. Arneault
Title: President and CEO

GUARANTORS:

MOUNTAINEER PARK, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

PRESQUE ISLE DOWNS, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

SPEAKEASY GAMING OF LAS VEGAS, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

SPEAKEASY GAMING OF RENO, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

SCIOTO DOWNS, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

SPEAKEASY GAMING OF FREMONT, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

JACKSON RACING, INC.

By:	/s/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President